Exhibit 3.1

CERTIFICATE OF FORMATION

OF

PHILLIP STREET MIDDLE MARKET LENDING FUND LLC

This Certificate of Formation is being executed as of July 13, 2022, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act 6 Del. C. § 18-101 et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. Name. The name of the limited liability company is Phillip Street Middle Market Lending Fund LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 251 Little Falls Drive, Wilmington, New Castle County, DE 19808. The registered agent of the Company for service of process at such address is Corporation Service Company.

3. Authorized Person. The name and address of the authorized person is Kimberley J. Quezada, Fried, Frank, Harris, Shriver & Jacobson LLP, 801 17th Street, NW Washington, DC 20006.

By:	/s/ Kimberley J. Quezada
Name: Kimberley J. Quezada
Title: Authorized Person